Exhibit (d)(6)

NORTHERN FUNDS

ADDENDUM NO. 5 TO THE INVESTMENT ADVISORY AGREEMENT

This Addendum, dated as of the 22nd day of August, 2013, is entered into between NORTHERN FUNDS (the “Trust”), a Delaware business trust, NORTHERN TRUST INVESTMENTS, INC.,1 an Illinois state-chartered trust company, and THE NORTHERN TRUST COMPANY OF CONNECTICUT, a state bank and trust company organized under the laws of the State of Connecticut (each, an “Adviser” and together, the “Advisers”).

WHEREAS, the Trust and the Advisers have entered into an Investment Advisory and Ancillary Services Agreement dated as of May 5, 2006, as amended by Addendum No. 1 dated August 3, 2007, by Addendum No. 2 dated as of November 7, 2008, by Addendum No. 3 dated as of August 29, 2009 and by Addendum No. 4 dated as of May 18, 2012 pursuant to which the Trust has appointed the Investment Adviser to act as investment adviser to the Trust for the Multi-Manager Mid Cap Fund, Multi-Manager Small Cap Fund, Multi-Manager International Equity Fund, Multi-Manager Large Cap Fund, Multi-Manager Emerging Markets Equity Fund, Multi-Manager Global Real Estate Fund, Multi-Manager High Yield Opportunity Fund and Multi-Manager Global Listed Infrastructure Fund; and

WHEREAS, Section 1(b) of the Advisory Agreement provides that in the event the Trust establishes one or more additional investment portfolios with respect to which it desires to retain the Adviser(s) to act as investment advisers under the Advisory Agreement, the Trust shall so notify the Adviser(s) in writing and if the Adviser(s) is willing to render such services it shall notify the Trust in writing, and the compensation to be paid to the Adviser(s) shall be that which is agreed to in writing by the Trust and the Adviser(s); and

WHEREAS, pursuant to Section 1(b) of the Advisory Agreement, the Trust has notified the Adviser(s) that it is establishing the Multi-Manager Emerging Markets Debt Opportunity Fund (the “Fund”), and that it desires to retain the Adviser(s) to act as the investment adviser for the Fund and the Adviser(s) has notified the Trust that it is willing to serve as investment adviser for the Fund;

NOW THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Appointment. The Trust hereby appoints the Adviser(s) to act as investment adviser to the Trust for the Fund in accordance with the terms set forth in the Advisory Agreement. The Adviser(s) hereby accepts such appointment and agrees to render the services set forth in the Advisory Agreement for the compensation herein provided.

2. Compensation. For the services provided and the expenses assumed pursuant to the Advisory Agreement regarding the Fund, the Trust will pay the Adviser(s), and the Adviser(s) will accept as full compensation therefor from the Trust, a fee at the annual rate of 0.75% for the first $1 billion of average daily net assets, 0.70% for the next $1 billion of average daily net assets and 0.67% on average daily net assets over $2 billion for the Fund.

[1]	As of December 31, 2010, Northern Trust Investments, N.A. was reorganized as Northern Trust Investments, Inc.

3. Capitalized Terms. From and after the date hereof, the term “Current Funds” as used in the Advisory Agreement shall be deemed to include the Fund. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Advisory Agreement.

4. Miscellaneous. The initial term of the Advisory Agreement with respect to the Fund shall continue, unless sooner terminated in accordance with the Advisory Agreement, until June 30, 2014. Except to the extent supplemented hereby, the Advisory Agreement shall remain unchanged and in full force and effect, and is hereby ratified and confirmed in all respects as supplemented hereby.

All signatures need not appear on the same copy of this Addendum.

IN WITNESS WHEREOF, the undersigned have executed this Addendum as of the date and year first above written.

NORTHERN FUNDS

Attest: /s/ Diane Anderson	By:	/s/ Lloyd A. Wennlund
	Title:	President

NORTHERN TRUST INVESTMENTS, INC.

Attest: /s/ Diane Anderson	By:	/s/ Eric K. Schweitzer
	Title:	Senior Vice President

THE NORTHERN TRUST COMPANY OF CONNECTICUT

Attest: /s/ Diane Anderson	By:	/s/ Patrick W. Herrington
	Title:	Senior Vice President